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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12

                    meVC DRAPER FISHER JURVETSON FUND I, INC.
                               (d/b/a MVC CAPITAL)

          -------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

          -------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                 [Information Appearing on MVC Capital Website]

                             IMPORTANT PROXY NOTICE
                           PLEASE READ AND CLICK BELOW


Please click on the link below to receive important information concerning the MVC Capital Proxy Statement after reviewing the following disclosures.

meVC Draper Fisher Jurvetson Fund I, Inc. (d/b/a MVC Capital) has filed a proxy statement in connection with its 2003 Annual Meeting of Shareholders and intends to file other materials with the Securities and Exchange Commission. Shareholders are urged to read the proxy statement and these other materials when they become available because they will contain important information. Shareholders may obtain a free copy of the proxy statement and these other materials when they become available and any other relevant documents filed with the Securities and Exchange Commission concerning MVC Capital at the Securities and Exchange Commission's web site at http://www.sec.gov. Shareholders may also obtain for free the proxy statement and other documents filed by MVC Capital with the Securities and Exchange Commission in connection with the above-described matters by directing a request to Brian Matthews at 3000 Sand Hill Road, Building One, Suite 155, Menlo Park, CA 94025 or 650-926-7015.


MVC Capital and its directors and executive officers may be deemed to be participants in the solicitation of proxies from MVC Capital shareholders with respect to the above-described matters. Information regarding these directors and executive officers and their ownership of MVC Capital common stock is set forth in MVC Capital's proxy statement for its 2003 annual meeting of shareholders. Additional information regarding these directors and executive officers and their interests is included in the proxy statement.


Statements in this website other than historical data and information constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. Potential risks and uncertainties may include, but are not limited to, recent changes in senior management, fluctuations in operating results, market conditions, changes in technology, increased competition and other risks identified by MVC Capital from time to time in its filings with the Securities and Exchange Commission.


Click here after reviewing the above disclosures to obtain important information about MVC Capital's Proxy Statement


YOUR VOTE IS IMPORTANT
PLEASE READ

Vote For the Right Team with the Right Strategy at the Right Time

Your Company is putting up for election all seven Directors, including six new Directors, who are world-class professionals with proven track records in building shareholder value.


Our candidates are convinced that MVC Capital has embarked on the right strategy at the right time. Most of you invested in MVC Capital in order to have the opportunity to participate in long-term venture capital investments in information technology. We believe our Director slate represents the best people to oversee the implementation of the Fund's strategy going forward.


We are seeing strong indications that we are at or near the bottom of a venture capital cycle. MVC's management prudently conserved cash in anticipation of the situation that is before us. It is now time to make the investments that will create the next wave of great information technology companies.


We strongly urge you to vote for your Company's candidates for the Board of Directors by voting FOR Proposals 1, 2, and 3 on the WHITE proxy card. We also urge you to vote AGAINST proposals 4 and 5 on the WHITE proxy card.


We encourage you to review the Fund's proxy statement carefully in deciding how to vote. Please don't forget to sign, date and mail your WHITE proxy card.


Remember, a vote FOR your Directors is a vote FOR MVC's investment strategy and a vote FOR our original mission.

         "Long-term capital appreciation from venture capital investments...in companies that we believe have high-growth potential over the long term."

WORLD-CLASS BOARD CANDIDATES

Please click on any of the following nominees for a full-length bio:

o John M. Grillos. Founder and Managing General Partner of ITech Partners LP, and former Managing Director at SoundView Venture Partners and Robertson Stephens. Former COO of SmartForce PLC, former President and COO of SPSS, Inc., and former President and CEO of Tesseract Corp.

o Michael H. Jordan. Former Chairman & CEO, CBS Corporation and Westinghouse Electric Corporation. Board member of Dell Computer Corp.; Aetna, Inc.; i2 Technologies; and Pinnacor, Inc.

o Laurence R. Hootnick. Former President & CEO, Maxtor Corp. Senior Vice President of Intel. Co-founder of Acuity Ventures.

o Vincent H. Tobkin. Director, Founder & Head, Worldwide Technology and Telecom, Bain & Company. Founder and a former General Partner of Sierra Ventures and a Partner, High Technology Practice, McKinsey & Company.

o Peter J. Locke. Former Managing Director and head of the western region of Citibank Corporate Banking. Currently commercial & financial arbitrator.

o Frederick M. Hoar. Communications and marketing strategist for leading technology firms, including Apple, RCA and Fairchild.

o James K. Sims. Founder and former CEO of Cambridge Technology Partners. Founder and former Chairman and CEO of Concurrent Computer Corporation. Co-Founder, Chairman and CEO of GEN3 Partners, and Board member, RSA Security.


PROXY FAQS

o   What is the Proxy timetable?

o   How many Directors are to be elected at the Annual Meeting?

o   How do I vote my shares?

o   What is MVC's position on the Delaware Court Ruling?

o   What is MVC's investment strategy for the future?

o   Who is Millennium Partners?

o   Where can I get additional information?


MVC SHAREHOLDER LETTERS

o January 29, 2003

o January 17, 2003


--------------------------------------------------------------------------------

                       MVC Capital BOD Nominee Biographies

John M. Grillos
Mr. Grillos is currently Chairman, CEO, and CIO of the Fund. He is also founder and Managing General Partner of ITech Partners, L.P., a seed stage information technology fund.

Mr. Grillos has over ten years experience in information technology venture capital investing and twenty years of entrepreneurial, professional and managerial experience in information technology. Most recently, Mr. Grillos served as the Executive Vice President, Chief Operating Officer and as a director of SmartForce PLC (formerly CBT Group
PLC), a leading supplier of e-learning products with revenues exceeding $200 million. From 1997 to 1998, Mr. Grillos served as Managing Director at SoundView Venture Partners, L.P., where he was responsible for managing the venture capital business activities of SoundView Financial Group, an information technology- focused investment bank recently acquired by Wit Capital. From 1988 to 1997, Mr. Grillos was Managing Director responsible for information technology venture capital investing for Robertson, Stephens & Co.

Mr. Grillos has served in numerous executive management roles including President and COO of SPSS, Inc., President and CEO of Tesseract Corporation, as well as various management positions with American Management Systems.

From 1968 to 1972, Mr. Grillos worked as a Development Manager and Principal Designer for the Institute for Computer Research, University of Chicago, where he was responsible for developing computerized control and data acquisition systems for several departments of the University. From 1965 to 1968, Mr. Grillos worked as a Staff Engineer for Bell Labs and Western Electric Company.

Mr. Grillos received his B.S. in Electrical Engineering and Computer Science from the Illinois Institute of Technology in 1969 and his M.B.A. from the University of Chicago in 1971.


Michael H. Jordan
Mr. Jordan is the retired Chairman and CEO of CBS Corporation (formerly Westinghouse Electric Corporation), which he led through one of the most comprehensive transformations of a major U.S. corporation. Before joining Westinghouse, Mr. Jordan was a partner with Clayton, Dublilier and Rice, one of the oldest and most respected private investment firms in the world. Prior to that he spent 18 years with PepsiCo, Inc. where he served in numerous senior executive positions, including CFO of PepsiCo, Inc., and President and CEO of PepsiCo WorldWide Foods, which includes Frito-Lay. From 1964 to 1974, he was a consultant and Principal with McKinsey & Company.

Mr. Jordan is an angel investor as well as a member of several private equity firms. He is a General Partner of Global Asset Capital, LLC, a venture capital firm focused on making private equity investments in the telecommunications, Internet infrastructure, data networking and information technology sectors. He is also a partner of Beta Capital Group, LLC of Dallas, Texas. Mr. Jordan currently serves as Chairman of eOriginal, Inc., an electronic commerce company that provides unique, authentic and secure Electronic Original documents, a legal alternative to blue-ink signed original paper documents.

Mr. Jordan also serves as Chairman of the National Foreign Trade Council, a trustee of The Brookings Institution, a member and former chairman of the U.S./Japan Business Council, Chairman of The College Fund/UNCF, and a member of The Business Council. He also serves on the boards of Aetna Inc., Dell Computer Corporation, Galaxy Nutritional Foods, Inc., i2 Technologies, Inc., Pinnacor Inc., WPP Group plc and several smaller, privately held companies.

Mr. Jordan received his B.S. in chemical engineering from Yale University and an M.S. in chemical engineering from Princeton University. He subsequently served a four-year tour of duty with the U.S. Navy on the staff of Admiral Hyman Rickover.


Laurence R. Hootnick
Mr. Hootnick brings over 30 years of experience managing high-growth private and public enterprises, expertise in leading companies from the stage of rapid growth to high market valuation, as well as unparalleled operational and fiscal management.

After beginning his career as an executive with Ford and RCA, Mr. Hootnick served at Intel Corporation for 18 years in leadership roles including Senior Vice President of Worldwide Sales and Marketing, Senior Vice President of Finance and Administration, and President of the Embedded Control and Memory Group. Since leaving Intel in 1991, Mr. Hootnick has served as President and CEO of Maxtor Corporation, a hard disk manufacturing company with over $1 billion in revenues; Executive Vice President and COO of NetManage, Inc.; President of Consilium, a semiconductor fabrication software company which he successfully sold to Applied Materials in 1998; and President of Persistence Software, an application server software company which he helped lead through an initial public offering in 1999. In these positions, he oversaw up to 10,000 employees and managed operations with more than $1 billion in annual revenue.

Mr. Hootnick currently works with Acuity Ventures, a venture firm he helped form in 2001.

He received his B.S. in Industrial Management from M.I.T. and his M.B.A. in Finance from the University of Maryland.


Vincent H. Tobkin
Since 1992, Mr. Tobkin has served as a Director, a founder and head of Bain & Company's Worldwide Technology and Telecom Practice. Mr. Tobkin's clients include major telecom operators, telecom equipment manufacturers, computer and software firms, and networking companies. His assignments include mergers and acquisitions, merger integration, growth strategies, operations improvement, and sales force management. Mr. Tobkin's venture capital oriented assignments included advising Net Insight, a Swedish networking startup which completed an initial public offering in 1999, and venture portfolio work for clients in Sweden and the US.

From 1984 to 1992, Mr. Tobkin was General Partner and Founder of leading venture capital firm, Sierra Ventures. While at Sierra Ventures, Mr. Tobkin backed or founded several companies that went public, including Stratacom (Nasdaq), Centex Telemanagement (Nasdaq), On Assignment (Nasdaq:ASGM), Net Mover (Nasdaq), and Advanced Technology Materials (Nasdaq:ATMI). He also backed or founded a number of companies that were later acquired including Analog Design Tools (Valid Logic), Epoch Systems (EMC), and Ribogene.

From 1976 to 1984, Mr. Tobkin served as a Partner and leader of McKinsey & Company's High Technology Practice. From 1969 to 1975, Mr. Tobkin spent time working at Fairchild Semiconductor, Hewlett Packard, Memorex, and a startup company he founded.

Mr. Tobkin received his S.B. and S.M. in Electrical Engineering from the Massachusetts Institute of Technology with a minor in economics. He received his J.D. from Harvard Law School, and his M.B.A. from Harvard Business School.


Peter J. Locke
Mr. Locke brings over 30 years of experience in banking, corporate financial strategy, capital structuring, and mergers and acquisitions. Mr. Locke currently serves as a commercial arbitrator resolving commercial disputes in finance. From 1981 through 2001, Mr. Locke served as the Managing Director of Citibank's Corporate Banking Division where he was the Western Region Head responsible for all corporate finance activities with investment grade companies in the Western United States. In this capacity, Mr. Locke worked as an advisor to corporations in all areas of financial risk management.

From 1979 through 1981, Mr. Locke served as Chairman and CEO of Miami National Bank where he was responsible for leading the workout team for this distressed bank acquired by Citibank through a foreclosure. Mr. Locke successfully executed a plan to recapitalize, restaff, and clean-up the loan portfolio while instituting proper operating procedures. He then arranged the sale of Citibank's interests to Banco Zaragozano of Madrid, Spain.

From 1976 through 1978, Mr. Locke was a Project Manager for Citibank's Institutional Recovery Management department where he supervised debt workouts with troubled corporations within and outside of bankruptcy proceedings.

From 1971 through 1976, Mr. Locke served as a Banker in Citibank's Media Communications Group handling Citibank's worldwide relationships with corporate clients assisting them with debt raising, exposure management, and processing services (cash management).

Mr. Locke received his B.A. in history from Dartmouth College and his MBA in finance from Columbia University.


Frederick M. Hoar
Mr. Hoar has shaped communications and marketing strategies for some of America's seminal technology companies, from Apple to Fairchild to RCA. He was named one of the "Top 100 Most Influential Public Relations

People of the 20th Century" by PRWEEK.

Based in Silicon Valley, he joined Miller/Shandwick Technologies in 1989 as CEO of Miller West and later became chairman of the global public relations agency, as well as Shandwick's Technologies Practice. In 2000, Shandwick was acquired by The Interpublic Group of Companies. Hoar retired from the firm in 2002. He is currently a branding and marketing consultant, a member of the executive staff of the VCPR agency, and Dean's Executive Professor of Marketing at Santa Clara University. He is also a co-founder of the Band of Angels investment group.

Mr. Hoar was Vice President, Communications for Apple Computer, involved with taking the company public and launching the Lisa and Macintosh computers. He also served as Vice President, Communications and Marketing Services for Fairchild Camera & Instrument; Vice President, Corporate Communications for Genentech, Director of Worldwide Communications for Raychem, and Division Vice President, Public Affairs and Advertising, at RCA in New York.

A frequent keynote speaker, he has addressed such audiences as the Conference Board, the Commonwealth Club, the Churchill Club, the Business Hall of Fame, the Munich Business Angels, the Singapore International Foundation, the Software Development Forum, The Indus Entrepreneurs (TiE), the Asian-American Management Association, the Capital Club Forum, the Stanford Entrepreneurs Challenge, Lehman Brothers, Technologic Partners, Dataquest, the Semiconductor Industry Association and the Association for Corporate Growth.

A native of Boston, Mr. Hoar earned an A.B. degree cum laude from Harvard University in American history and literature and an M.A. with honors from the University of Iowa in editorial journalism. He began his career with the Associated Press and as an instructor in English and journalism at the University of Northern Iowa. He is a Director of Semotus Solutions, Inc. and Simentra Ltd. and a member of the advisory boards of Pacific Enterprise Capital, the Churchill Club, the Commonwealth Club, Junior Achievement and the Santa Clara University Leavey School of Business. The father of four, he lives with his wife, Sheila, in Palo Alto, California.


James K. Sims
Mr. Sims currently serves as co-founder, chairman and CEO of GEN3 Partners, a privately held professional services firm working with established companies to build next generation business. The firm fuses strategy, technology and entrepreneurship to rapidly originate, test and launch new business innovation.

From 1990 to 1999, Mr. Sims was founder and CEO of Cambridge Technology Partners, an international management consulting and systems integration company. While at Cambridge, Mr. Sims built the firm to 4,500 people serving 52 locations worldwide with $625 million in sales.

From 1985 to 1990, Mr. Sims was founder, chairman and CEO of Concurrent Computer Corporation, a market leader in real-time computing. Mr. Sims built the company to 2,700 employees before successfully taking it public in 1986. The firm had 3,500 employees and $340 million in revenue.

Mr. Sims currently sits on the board of directors for RSA Security, PVI Corporation, and the Wang Center For Performing Arts.


--------------------------------------------------------------------------------

                                   Proxy FAQs

Q: What is the Proxy timetable?

A: The Fund has announced that the Annual Meeting of Shareholders will be held on February 28, 2003. MVC has filed a proxy statement with the SEC, and these proxy statements along with proxy cards are being mailed to our shareholders. The proxy card will not have telephone or Internet voting options, therefore you must return your completed proxy card via mail.


Q: How many Directors are to be elected at the Annual Meeting?

A: The Board of Directors has placed all seven Board seats up for a vote by shareholders at the Annual Meeting. The Board nominated six new candidates for the election, five of whom are independent, along with the Fund's Chief Executive Officer, John M. Grillos.

A dissident stockholder of the Fund, Millenco, L.P., has announced its intention to commence a proxy contest in opposition to these candidates. Millenco will be seeking your support to, among other things, elect dissidents in place of the highly qualified and experienced nominees proposed for election by your Board. The Fund's Board of Directors believes that the persons nominated by Millenco would support strategies that are not in the best interests of shareholders. We urge you to reject Millenco's solicitation -- do not sign any proxy card they may send you.


Q: How do I vote my shares?

A: It is important to your interests that all shareholders participate in the Annual Meeting regardless of the number of shares you own. Accordingly, the Fund urges you to fill out, sign and promptly return the WHITE proxy card in the enclosed envelope that will be sent to you, even if you plan to attend the Annual Meeting in person. Instructions are shown on the proxy card. You may receive more than one proxy card. Shareholders cannot vote via telephone or the Internet, please vote by completing and returning a proxy card in the envelope provided. Your prompt return of the enclosed WHITE proxy card may save the Fund the necessity and expense of further solicitations to assure a quorum at the meeting.


Q: What is the Fund's position on the Delaware Chancery Court ruling to hold new elections?

A: We and our counsel viewed information regarding the relationship of certain directors with another company as not to be significant enough to be material and for that reason did not disclose it in the previous proxy statements. The Delaware judge came to a different conclusion and thought we should have disclosed this information. We accept that judgment. We are going to have a new election, putting all of our Directors up for election, and let our shareholders decide whether to accept the Fund's nominees.


Q: What is MVC's investment strategy for the future?

A: On October 1, 2002, the Fund announced that it enhanced its investment strategy by adding venture lending to its investment activities. Venture lending can generate interest income, which could benefit MVC shareholders in several ways. Interest income opens the door to the possibility of issuing cash dividends to shareholders. Nearer term returns in the form of dividends can help bridge the gap to potential future dividends from the Fund's equity investments. The yield that is generated by interest income may also help support the market price of MVC. Additionally, interest earned may help offset operating expenses incurred by the Fund, which can help preserve the net asset value of MVC in the short term. Furthermore, venture lending deals may include warrants to purchase stock, potentially enabling the Fund to enjoy the upside when IPOs and acquisitions occur, while seeking to receive a consistent income stream through loan obligation fees and interest payments in the near term.


Q: Who is Millennium Partners?

A: Millennium is MVC's largest shareholder and an arbitrage hedge fund with a record of "raiding" closed-end funds in England. We believe that their objectives are not yours, nor do they represent the objective we stated in MVC's prospectus: "long-term capital appreciation from venture capital investments...in companies that we believe have high growth potential over the long term."

Millennium put its short-term focus on public display when it bought into over half a dozen funds in the United Kingdom. It mounted aggressive campaigns to pressure managers and shareholders to liquidate the funds or drain them of cash. These demands are at odds with the goals of investors who invested for superior long-term returns. The MVC Board of Directors has a responsibility to protect all shareholders--not just those seeking short-term gains--and we intend to do exactly that.

In its "raids" in the U.K., Millennium asked that the funds liquidate or "return" cash to shareholders. Recently, Millennium has repeated similar demands to MVC. Last spring, in fact, Millennium publicly and bitterly complained that MVC was holding onto its cash and investing slowly. Millennium's demand that we reduce our cash position demonstrates that it has no interest in our long-term venture capital investing.

Q: Where can I get additional information about the Proxy?

A: You can obtain additional information by calling MVC Capital's toll free Investor Relations line at 877-474-6382, or e-mail us at info@mvccapital.com. You can also contact MacKenzie Partners, Inc. toll free at 800-322-2885, or e-mail them at proxy@mackenziepartners.com.